UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 31, 2025

DULUTH HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Wisconsin	001-37641	39-1564801
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 East Front Street

Mount Horeb, Wisconsin 53572

(Address of principal executive offices, including zip code)

(608) 424-1544

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class B Common Stock, No Par Value	DLTH	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 31, 2025, the Board of Directors (the “Board”) of Duluth Holdings Inc. (the “Company”) appointed Stephanie L. Pugliese as President and Chief Executive Officer of the Company and as a member of the Board of the Company, effective May 5, 2025 (the “Effective Date”). On the Effective Date, Ms. Pugliese will replace Stephen L. Schlecht, who will be serving as the Company’s Interim Chief Executive Officer on such date. After the Effective Date, Mr. Schlecht will continue to serve as the Senior Advisor to the Company and Chairman of the Board of Directors. In addition to holding the management responsibilities as described in the press release, Ms. Pugliese will replace Mr. Schlecht as the Company’s principal executive officer for SEC reporting purposes.

Ms. Pugliese, age 54, brings a wealth of branded apparel, retail and merchandising experience to the Company. She first joined Duluth Trading in November 2008 as Vice President of Product and Merchandising. In July 2010, Ms. Pugliese was promoted to Senior Vice President, Head of Merchandising and Chief Marketing Officer. In February 2012, she was promoted to President and Chief Marketing Officer. From February 2014 to February 2015, Ms. Pugliese served as President and Chief Operating Officer, and from February 2015 to August 2019, Ms. Pugliese served as President and CEO of the Company. From September 2019 to May 2020, Ms. Pugliese served as President of North America for Under Armour, Inc. and as its President of the Americas from June 2020 until March 2023. Ms. Pugliese has served on the board of Fortune Brands Innovations, Inc. since March 2023 and served on the board of American Eagle Outfitters from August 2024 to April 2025. She also currently serves on the Advisory Board of the Women in Retail Leadership Circle and Cooper’s Hawk Winery and Restaurants. Earlier in her career, Ms. Pugliese held several executive positions with Lands’ End, Inc. from 2005 to 2008 and Ann, Inc. from 2000 to 2003. Ms. Pugliese holds a Bachelor of Science degree in Marketing from New York University Stern School of Business.

Ms. Pugliese has entered into an employment agreement with the Company effective May 5, 2025, under which she will receive the following:

•	An annualized base salary of $850,000.

•	Eligibility to participate in the Company’s Annual Incentive Plan.

•	Two initial equity grants on the Effective Date.

•

Eligibility to receive an annual grant of equity compensation to be based on annual results of her performance review and certain performance metrics as determined by the Board and/or the Compensation Committee of the Board, as applicable.

•

A lump sum payment upon certain terminations of her employment during a specified time period following a change of control of the Company, subject to certain restrictive covenant obligations in favor of the Company.

•

Certain payout benefits upon the termination of her employment as President and Chief Executive Officer due to death or disability, or termination of her employment by the Company without cause or termination of her employment by her for good reason, subject to certain restrictive covenant obligations in favor of the Company.

•	Eligibility to participate in the Company’s healthcare and other benefit plans.

The foregoing description of the employment agreement does not purport to be complete and is qualified in its entirety by reference to such document, a copy of which is attached as an exhibit to this filing and incorporated herein by reference.

There were no arrangements or understandings between Ms. Pugliese and any other person pursuant to which she was selected as a director. In connection with her duties as a director, Ms. Pugliese will receive no additional compensation in addition to her compensation as President and Chief Executive Officer of the Company. Ms. Pugliese will also not serve as a member of any committees of the Board.

Since January 29, 2023, there have been no transactions, and there are no currently proposed transactions, to which the Company was or is a participant and in which Ms. Pugliese had or is to have a direct or indirect material interest that would require disclosure pursuant to Item 404(a) of Regulation S-K.

The Company’s press release announcing the hiring of Ms. Pugliese is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

Exhibit No.	Description

10.1	Employment Agreement between Stephanie L. Pugliese and Duluth Holdings Inc., effective as of May 5, 2025

99.1	Press Release dated April 2, 2025

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DULUTH HOLDINGS INC.
Date: April 2, 2025

	By:	/s/ Heena Agrawal
	Name:	Heena Agrawal
	Title:	Senior Vice President and Chief Financial Officer